EXHIBIT 10.9

                                 PROMISSORY NOTE

                                     BETWEEN

                           ARS NETWORKS, INCORPORATED
                                       AND
                                  BETTY HARLAND


ARS Networks, Incorporated ("ARS") Promises to re-pay to Betty Harland no later than July 31, 2001 the sum of $100,000 Canadian Dollars loaned to ARS. Interest shall be payable monthly at the rate of 8.5% per annum. ARS may repay all or part of this note with accrued interest at any time without notice or bonus.

Agreed this 31st day of July 2000




Peter Hoult, Chairman
ARS Networks, Incorporated




Betty Harland